Exhibit 99.1

VIAVID

communications simplified.

OptimizeRX Corporation

First Quarter 2019 Earnings Call

May 08, 2019

C O R P O R A T E P A R T I C I P A N T S

William Febbo, Chief Executive Officer & Director

Douglas Baker, Chief Financial Officer

Miriam Paramore, President

C O N F E R E N C E C A L L P A R T I C I P A N T S

Andrew D’Silva, B. Riley FBR, Inc.

Richard Baldry, Roth Capital Partners

Ryan Daniels, William Blair & Company

Ronald Chez, Private Investor

Eric Martinuzzi, Lake Street Capital Markets

P R E S E N T A T I O N

Operator:

Good afternoon, and thank you for joining us today to discuss OptimizeRx’s First Quarter ended March 31, 2019. With us today is the Chief Executive Officer of OptimizeRx, William Febbo. He is joined by the Company’s President, Miriam Paramore, and Chief Financial Officer, Doug Baker.

Following their remarks, we’ll open the call to questions. Then before we conclude today’s call, I’ll provide some important cautions regarding the forward-looking statements made by Management during the call. I’d like to remind everyone that today’s call is being recorded and will be made available for telephone replay via instructions in today’s press release in the Investors section of the Company’s website.

Now I’d like to turn the call over to OptimizeRx CEO, William Febbo. Please go ahead.

William Febbo:

Thank you, Teshan, and good afternoon, everyone. Thanks for joining us on the call today.

In Q1, we realized our 8th quarter in a row of revenue growth, along with record gross margins and continued profitability. These great results were achieved despite the noise we had experienced at the start of the year at the federal government and corporate level and with procurement at pharma waking up a little later, which I talked about on a previous call. These record results were driven by a number of key factors, including diversified revenue streams, broad provider reach, scalable technology and overall strong operational performance by the team.

1

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

I want to be really clear on this call. OptimizeRx is just starting on its path to building a meaningful business, and there is still so much more room for growth. For the sports enthusiasts, we’re in the early innings of a big market opportunity with more than $1 billion in total addressable market in just one of our many solutions for pharmaceutical clients.

Post-acquisition of CareSpeak, we also increased our growth opportunities further by now trying to solve for the $528 billion incidental cost of medication non-adherence. Like affordability, we believe our solutions improve patient engagement and adherence, represent one of the biggest unmet needs in our industry and society, making it a strong investment thesis. There are immense resources being poured into quality improvement and value-based care, all for the simple reason that it improves outcomes and reduces cost for all stakeholders.

Unprecedented capital is going into health IT, multiple acquisitions happening at the service level and HIT level, and a fair amount of HIT IPOs planned in the coming months. OptimizeRx is absolutely in the right place at the right time, both operationally and strategically. We have taken our total available market up by a factor of at least two by adding adherence to our solution set. So, if you believed in the affordability thesis we have been delivering on over the last three years, now we’re going after a much larger market opportunity, well north of $2 billion.

Today our network reaches over half the nation’s healthcare providers in the ambulatory market, making OptimizeRx one of healthcare’s leading point of care network where physicians and patients are interacting daily. Through our digital platform, pharma companies can regain critical access to doctors and their patients and provide the information and savings they need and precisely when they need it at the point of care. This helps create better health outcomes and a sensational business for all of us.

While we all saw strong top line growth in Q1, our penetration into pharma still is relatively early. We’re connected to many manufacturers, but we’re really only just beginning to penetrate the market. We see lots of room for growth ahead of us this year and beyond. And, to manage this anticipated growth, we recently hired a Chief Commercial Officer, which I will talk about more later.

Next, I’d like to turn our call over to our CFO, Doug Baker, who will walk us through the financials for Q1. Then Miriam, our President, to discuss the latest with our platform development, product road map and channel strategy. Then I’ll return to talk more about our results and outlook for the remainder of the year, and then we’ll take some questions. Doug?

Douglas Baker:

Thanks, Will, and good afternoon, everyone. Prior to the call, we issued a press release with the results of our first quarter ended March 31, 2019. A copy of that release is available on the Investor Relations section of our website. We filed our complete 10-Q this afternoon as well.

For the first quarter of 2019, total revenue increased 27% to $5.2 million. This was primarily due to increased sales of messaging products. We currently don’t break out revenue by service, but as we achieve greater scale, we plan to determine the best way to present our growth by service offering.

As a result of our strong revenue growth, gross margin improved to a record 69.6% in the first quarter. This was up from 51.2% in the year-ago quarter. The improvement was due to a favorable shift in product mix. We expect to continue to maintain gross margins of at least 60% on a quarterly basis in 2019.

Our operating expenses totaled $3.5 million, up from $2.3 million in the same year-ago quarter. This increase was related to additional expenses related to growth initiatives, as well as our acquisition of CareSpeak Communications in October 2018. We expect our overall operating expenses to continue at the 2019 level, or maybe only slightly above, as we further implement our business plan and expand our operations to grow the business in a very dynamic and active marketplace.

2

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

We’ve established a strong team as a base to support our growth, so we don’t expect our human resource costs to increase in step with revenues. We have made additional growth hires in April 2019, including a VP of sales to focus on the hospital market, and as Will mentioned, the chief commercial officer to focus on enterprise arrangements and product expansion across our customer base.

For the first quarter, we saw improvement in our bottom line versus last year. On a GAAP basis, net income was $7,000, or breakeven per share, as compared to a net loss of $189,000, or a loss of $0.02 per share in the first quarter of 2018. Overall, the income resulted from increased revenues and gross margin, which offset the increase in operating expenses. We expect to remain GAAP profitable on a quarterly basis, although one-time expenses related to investments in growth initiatives could result in a loss and any given quarter.

Starting in the fourth quarter of 2018, we began reporting two non-GAAP financial measures. Non-GAAP financial measures include a net income or loss and a non-GAAP earnings per share. We believe the use of these measures can be helpful in assessing the Company’s financial performance. We define non-GAAP net income or loss as the net income or loss with an adjustment to add back depreciation, amortization and stock-based compensation expense. To arrive at non-GAAP EPS, we take that non-GAAP net income or loss and divide by the number of weighted average shares outstanding on both the basic and diluted basis.

In the first quarter of 2019, our non-GAAP net income was up 130% to $833,000, or $0.06 per diluted share, compared to $362,000, or $0.04 per share, in the same year-ago period. For additional information about our use of these non-GAAP measures and their reconciliation to GAAP, please see today’s press release.

Turning to our balance sheet, cash and cash equivalents totaled $10.1 million at March 31, 2019. This compares with $8.9 million at December 31, 2018. The increase was primarily due to cash generated from operations and proceeds from the exercise of stock options. We have continued to operate debt free, and in fact, generated operating cash flow of $890,000 in Q1, and we expect to continue to generate positive cash flow from operations on a quarterly basis for the balance of the year.

Given the capital we raised earlier last year and positive cash flow for the foreseeable future, we don’t anticipate needing to raise any additional capital solely for operating purposes. We’re focused on growing our revenue channel and partner networks organically. However, as a Company operating in this market active with mergers and acquisitions, attractive opportunities may arise, like for acquisitions or strategic relationships. We plan to assess these as they arise with a view to maximizing shareholder value.

This wraps up our financial results, so now I’d like to turn the call over to Miriam.

Miriam Paramore:

Thanks, Doug. Hi, everyone. Underpinning these great results is our unwavering commitment to better affordability and adherence solutions. We achieve this by improving the lines of communication between pharma, providers and patients. Bringing these stakeholders together, we create a seamless communication platform that improves the healthcare industry.

In April, we announced our latest platform integration with the health care’s industry-leading acute hospital EHR systems that include Epic and Cerner. By linking our platform to the industry’s leading EHRs, hospitals and health systems across the country, we gain access to critical information from patient savings opportunities to mediation adherence information that empowers the patient with lower cost plus high-touch support programs. Hospitals and health systems benefit from reduced readmissions, increased patient satisfaction and improved quality of care.

3

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

This latest integration was borne out of our continued investment in hospitals and health systems, including our recent appointment of Denys Ashby to the new position of Vice President of Hospital and Health Systems. I’ll come back to Denys in just a moment.

OptimizeRx’s technical connection to Epic and Cerner enables healthcare providers to provide patient savings opportunities for nearly all medications. Research points to improved medication adherence when patients can identify ways of lowering their copayment, and adherence helps to prevent readmission, which is important to hospital quality scores and thus their top line revenue.

Now back to Denys. We expect Denys to add significant value to our hospital and health system strategy, leading the expansion of our ecosystem. He’s a proven leader with more than 25 years of experience in sales across the healthcare, pharma, pharmacy automation workflow and clinical solutions markets. Denys most recently served as National Director of Business Development at CaptureRx and has held leadership positions within McKesson, Cerner and ScriptPro.

Now to focus on adherence a little more deeply. As Will mentioned earlier, according to a recent study, the lack of medication adherence costs the U.S. health system as much as $528 billion in terms of illness and death that results from poorly followed medication therapy. Patients are at risk of contributing to this public health challenge when they avoid filling or refiling prescriptions. There are strategies that could help manage this risk in order to lower care costs and improve people’s health. We need to address this through an ecosystem-wide holistic lens.

Our acquisition of CareSpeak last fall, and our recent expansion into health and hospital systems, provide us with the technology capabilities to deliver savings and adherence messages across the entire care continuum. Our platform now reaches providers who prescribe the medications, patients who take the medications and hospitals who deliver care when needed. We expect good growth and margin contribution from the CareSpeak patient engagement product line, given the industry need for digital solutions to engage healthcare consumers across their healthcare journey.

Now a bit more about our new hospital partner, IllumiCare. In Q1, we partnered with IllumiCare, a pioneer in point of care healthcare information technology that focuses on saving hospitals money. Their Smart Ribbon platform will be featuring a new app from OptimizeRx. This app will present drug savings opportunities, such as copay offers and vouchers, that providers and clinical care teams can distribute to the patient directly at the point of care. Hospitals and health systems who use IllumiCare solutions will be launching soon.

In other channel news, we are continuing to grow our EHR channels across two trajectories. We continue to add new channel partners, and as they scale, we add new providers to our network. At the same time, we are finding ways to expand the number of ways we communicate to providers within each EHR channel. For example, we currently connect pharma manufacturers to the provider in real time at the point of prescribing. We also provide other clinical content at the same point in the EHR workflow. But in addition, we are finding other valuable ways to communicate in other points in the workflow such as login screen. This expanded digital footprint within an EHR channel is a revenue multiplier.

Now I’ll turn for a moment to our new innovation, our multi-specialty physician panel called OptimizeMDs. We announced this is in Q1, and we created this panel with a mission for having a provider voice in the conversation. This panel provides that critical voice of the physician and helps us along our mission to streamline communications between pharma providers and patients. OptimizeMDs provides us a way to gather timely information about the challenges physicians face with prescribing decisions, medication affordability and patient support, particularly while using the EHR in their day-to-day practices.

4

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Later in the quarter, we announced the results from our first OptimizeMDs survey about drug cost in which we polled 600 providers. The survey showed that providers want to actively engage their patients in a discussion about cost as it affects adherence and improves care. Shared decision making between patients and prescribers is more important than ever, and the cost conversations and discussions around access will be central to the patient-prescriber relationship. We’re working hard to fill this communication gap so that providers can successfully address cost challenges and improve consumer loyalty and trust. Given how early we are in our Company’s evolution, we anticipate continued investment in our commercial reach, products, channel partners and best-in-class team.

With that, I’d like to turn the call back over the Will.

William Febbo:

Thanks, Miriam and Doug. I’m pleased to say our clients and partners came back strong after a late start to the year, supporting our confidence in what will be a great 2019 and beyond. With continued limited competition, we are doubling down in this space, which says how much we see here in terms of opportunity. It’s a clear indication that our recent announcement to build out the commercial and channel team.

In April, we appointed Stephen Silvestro in a new position of Chief Commercial Officer to manage our growth. Let me be clear; Steve was not hired to fix anything. We have a great team and they’re executing. He was hired to manage growth, which as anyone who has run a fast-growing business knows is critical to keep the momentum. We’ve reached scale with our clients based on where we can now negotiate enterprise pricing, and Steve will be laser focused in this area, which is one of his expertise.

Steve brings to OptimizeRx important experience, depth of knowledge and a shared determination to provide affordability and adherence solutions that link the healthcare and life science industries. During his tenure at Decision Resources Group, he was an instrumental leader in the growth of the Company from $30 million in revenue to $180 million in revenue to an exit. His customer-first philosophy, and just a great guy, is clearly aligned with our values at OptimizeRx. We are very happy to have him on the team.

We are confident in the market appetite for our solutions as well. We believe Steve will drive incredible growth with our core clients and take the Company to the next level in terms of reach, revenue and earnings. No one does that alone, but we think his leadership will really accelerate the existing team.

We recently partnered with EVERSANA to get more connectivity with specialty drugs in the electronic health record workflow. Specialty drugs typically have lower volume through the adherence platform. As you may have all read, specialty drugs are the dominant new brands coming to the market in the next few years. So, having this type of partnership allows us to leverage our network, get more client penetration and help more physicians and patients with expensive medications.

The partnership will improve patient access and adherence challenges as biologic and biosimilar developments bring more expensive specialty drugs to market. Our real-time EHR network will seamlessly integrate into EVERSANA’s patient support and specialty distribution models to expedite the process from diagnosis and enrollment to affordability solutions and ongoing patient support.

Regarding M&A activity in the space, we continue to focus on adding additional capabilities and patient engagement affordability and patient-physician access. We believe this is a critical piece to our overall growth story to be more and more relevant to our client base. Over the next few months, we anticipate two or three announcements related to general channel or HCP and patient reach access and continue to build out our commercial team. We also continue to enjoy tremendous market opportunity with a lot of room to grow, and we are perfectly positioned between all the stakeholders: pharma, physicians, patients, and our platform enables multiple revenue streams, which helps all of us with the focus on affordability and adherence.

5

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

So, for the remainder of the year, we’ll remain focused on generating revenue growth from our core solutions, expanding our network in the hospital market, seeking solid M&A opportunities and driving additional revenue through our partnerships. All these efforts give us confidence we can expect continued adoption of our health platform across our entire client base.

With the growth in both our pharmaceutical products and our distribution network, we expect that our financial, brand, clinical messaging to continue to grow throughout the year, along with our increase in patient engagement activities. All this is expected to drive another strong year of growth with strong margins and profitability.

We look forward to seeing some of you at the upcoming investor conferences over the next several weeks, which include the Oppenheimer Emerging Growth Conference, the B. Riley Conference and the Ladenburg Thalmann Technology Expo in New York.

Now with that, I’d like to open it up to your questions. Thank you.

Operator:

Thank you, sir. If you would like to ask a question, please signal by pressing star, one on your telephone keypad. If you are using a speaker phone please make sure your mute function is turned off to allow your signal to reach our equipment. Again press star, one to ask a question. We will pause for just a moment to allow everyone an opportunity to signal for question.

We’ll go first to Andrew D’Silva with B. Riley FBR.

Andrew D’Silva:

Good afternoon and thanks for taking my questions. Just a couple quick ones for me. First one, just couple bookkeeping ones. If you could just maybe bridge the gap and let me know what kind of impact you, maybe back of the envelope, estimate the government shutdown had on your top line during the quarter. And then as it relates to gross margins, just curious, you mentioned product mix being the reason for the substantial increase. Can you give a little bit more color on that? Is it related to not having any more related party fees or is there some other mechanism at work?

William Febbo:

Hey Andy. Thanks. Don’t have a hard number for you. So we have pretty aggressive internal goals and—but I’m not going to give you a hard number on what was missed. But it was a good maybe 10% more, more or less, but we see that coming back through the year, as we’ve talked about.

And, relative to mix, yes. One of the challenges when I came into this business was we had one product, a very concentrated customer base, and now we have multiple solutions, a broader customer base, and so the difference would be we had more revenue in a product or service. We didn’t share as much to third parties, so that’s exactly right. And that, I think that’s the key going forward is we’re not going to be so handcuffed to the rev share as a big piece of our cost. The team’s done a great job with our existing partners and contracts such that we’re heading in the right direction.

6

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Andrew D’Silva:

Okay, great. Then just moving over to the technical integration with Epic and Cerner. Can you give a little bit of insight into what exactly needs to take place from going from a technical integration to being actually deployed across a health system? What kind of interaction you would need to have with Epic and Cerner for that to be implemented.

Miriam Paramore:

Yes, I can take that. So, think about our hospital strategy now as having multiple prongs. We mentioned that we hired Denys Ashby to lead that up, and in that regard, we are going to market and actually talking directly to the executives in various hospital systems and health systems about the business benefit and the patient benefit that this can bring, and then we’re getting to the right decision makers within the hospital system through those executive lead-ins, which that’s not something we did before. So, we’re going directly to them. Then secondly, we’re going through existing channel partners, Medicom and IllumiCare, and we’re continuing to look for new channel partners. So, two different prongs.

Regardless of which prong we use, there could be a set of technical work to turn it on in order to get the flow of the messages moving, if you will. In our case, what we mean by technical integration is that we are now technically integrated into those workflow components like the medication history component or the discharge workflow. There’s an admit discharge transfer functionality in all health hospital system IT that the ADT—it’s what it’s abbreviated as—that’s used whenever someone checks in, registers and is admitted, or whether they’re discharged or transferred to another facility. That’s a specific piece of the workflow, and there’s a data exchange there. So, what has to happen to turn a hospital on is the executive team says, yes, we want to do this, and the hospital IT team has to accept that handshake. It is a process of connecting those APIs together, the ones that we are connected into and really turning them on. And that could happen either directly or through a channel partner. Does that answer it?

Andrew D’Silva:

Yes, absolutely. That was really, really colorful insight. Thank you. I guess my last question is just going to be related to specialty products, specialty branded drugs. Obviously you announced a partnership with EVERSANA. But I’m curious, could you run me through what a specialty financial messaging partnership looks like right now, and then how would it change going forward with the partnership?

William Febbo:

Andy, we don’t want to get into too much detail, because while we don’t have a lot of competition, they all listen to this. But in essence, instead of just having a flat fee for a brand, which is specialty which would be a lower volume, we’ll be able to work with other messages that help the patient and the doctor and charge for it differently and at a higher price point. So, we don’t want to get into too much detail there, but it’s—let’s just say it gives us a very comprehensive solution to the wave of specialty products coming, and we believe it’ll give us a nice bump in stickiness, value and price.

Operator:

And we’ll take our next question from Richard Baldry with Roth Capital.

7

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Richard Baldry:

Thanks. You mentioned that product mix benefitted gross margins, which were obviously pretty strong and set a pretty strong new high. Can you talk about what the seasonal factors would be as the rest of the year sort of plays out, and what your thoughts are on blended gross margins in sort of in maybe an intermediate-term target or a long-term target? Thanks.

William Febbo:

Hey Rich. Thank you. As Doug said, I think 60% is a good percentage to use for modeling going forward. I think we really have nice diversification here, and we’re trying to leverage all of them. I think with Steve sort of managing those from the commercial perspective, we’ll see—we should just look to 60%. The seasonality, it was a little higher in Q1 than we thought, which we won’t complain about, but generally it gets a little bit better towards the end of the year. As we said last year, we had that because we sort of had a fixed cost against some inventory with a partner. We don’t have that this year. So you shouldn’t expect big material swings. I think it’ll normalize to 60%.

Richard Baldry:

And when we think longer term, though, your core financial messaging has got some pretty good scale, but your newer adherence or non-financial messaging is much smaller. So should those see natural lift or meaningful lift as you get greater scale in them? And does the drive sort of a longer term target that would be above that 60% level?

William Febbo:

Absolutely. That was one or one of three pieces why we really liked bringing CareSpeak into the business. We believe long term it will absolutely improve our gross margin since it’s nearly 100% contribution. So yes, that is why we brought it in. What we’re working really hard at on that side is getting it to be inside a model of scale versus project. And so it doesn’t happen overnight, but we think we see where it could go. And, that’s also I think why this EVERSANA partnership will be helpful to be able to work on that more directly with specific clients.

Richard Baldry:

Great. Thanks.

William Febbo:

Thanks, Rich.

Operator:

We’ll take our next question from Ryan Daniels with William Blair.

Ryan Daniels:

Yes. Good evening, guys. Thanks for taking the question. Well, maybe one for you upfront—sorry for that. Maybe one for you upfront. You talked about procurement being a little bit off with some of your pharma representatives in the first quarter, given some noise in the marketplace and questions on ROI from some other vendors. I’m curious if you’ve seen that normalize into Q2. And then concomitantly, what the pipeline for new pharma sales is looking like for the second half of the year.

8

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

William Febbo:

Yes, sure. We did see that normalize sort of towards the end of Q1 into Q2. Pipeline looks very strong and feel good about what’s going on. I think the—we talked about it a little bit. One client in particular wanted some technology enhancement as part of their EHR strategy. We’ve been able to do that. We’re testing it. We think that’ll also bring some business back. So, very confident about the pipeline. Feel good about not just our core offering, but I feel good about CareSpeak and I also feel good about partnership revenue. So, feeling pretty strong about the year.

Ryan Daniels:

Great. And as we look at the CareSpeak kind of integration activities, I know you had called that out as a potential cost headwind during the year. Clearly it didn’t impact performance this quarter. I’m curious, is the integration largely complete? Is there a lot of technology buildout that you foresee in that product offering, or is it kind of where you want it? Just any more color you can offer on that as well.

William Febbo:

I’d say the integration is complete. We’ve got the sales team trained, got the teams working together. Their technology was ready to go when we bought them. So, there’s certainly a product road map for enhancement, more integration into the EHR network and other partners. And, I think it’s—that’s an area where we will continue to invest. It’s, as you know, just a gigantic problem, and if you can move the needle at all, you become very valuable to the pharma client base. So, that’s where we think this combined value prop of adherence with affordability is just so strong. We’ve seen cases of adherence programs that include a copay connected to it and those that don’t, and hands down those that have both are much more effective for the patient, which helps the doctor, which helps the overall system. So, I would say we’re very happy where it is. Still have work to go. I think the strategic thing we’re working really hard at is just trying to get it to be more scalable and get away from project-based pricing. That’s the part that we’re working really hard on. But the team is absolutely executing and doing a great job.

Ryan Daniels:

Okay. Super helpful. Then final question goes back to gross margins. I think everyone has asked about that because it was such a pleasant surprise during the period, and you took up your annual guidance by about 500 bps from the 55% level. But, I believe you mentioned that you’re no longer tied to a revenue share for some of the financial messaging. So I’m curious if you’ve actually moved the way that your cost of services are paid to some of your EHR vendors, or did I misinterpret that? Thanks.

William Febbo:

Yes. No, we are still a revenue share with all our partners. This was just a product mix benefit inside of Q1. But yes, we still—what I said on the revenue share is we’ve been doing a better job just getting better rates for OptimizeRx because we’re starting to get some scale and size and using that to get our costs down.

Ryan Daniels:

Okay. Okay, that explains it. Great. Thank you so much. Congrats to the strong start to the year. Thanks.

William Febbo:

Thanks, Ryan.

9

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Operator:

We’ll take our next question from Eric Martinuzzi with Lake Street.

Eric Martinuzzi:

I have a question about the revenue outlook. I know you’re not giving guidance for 2019, but given the shortfall that we had in the month of January, and we were still able to put up a 27% growth on the quarter. Right now, the Street estimates are anticipating 34% growth for the year, which would imply some acceleration out of you guys in the out quarters. I’m just wondering if that’s something that you’re comfortable with or is it too soon to say? Again, not insulting 27%, but just to know is there the potential for acceleration year on year in the out quarters?

William Febbo:

Hi, Eric. Yes, absolutely comfortable, and yes, there’s room for acceleration starting in Q2 and beyond. Remember, the market is big and we have just begun and there’s just so much going on. I think we’ve also gotten a ton of credibility. You look at partnerships like our EVERSANA. There’s going to be things that we didn’t put in our internal projections that hit us over the next three to six months, which do affect revenue in the short term. So yes, we feel good about our growth this year. Still not ready to do guidance. Maybe we’ll grow up enough by the end of the year and think about it next year.

Eric Martinuzzi:

Okay. And then organizationally here, with the arrival of Stephen and the Chief Commercialization Officer position, who exactly was kind of doing those duties, or was it shared between a couple of different executives? Then what does it mean for sales hiring? Do we have targets? Where are we now with sales reps, and where do we hope to be as we enter the RFP season come into Q3, beginning of Q4?

William Febbo:

Yes. So, to your first question, it was Terry Hamilton, who really helped start the Company, was handling most of it. I would help, Miriam would help. I think what this allows us to do is have Terry really focusing on the ground with the team. We have multiple different revenue sets and solutions, and our job is to keep closing a lot of business, but at the same time, going up the food chain within our client base looking to get enterprise pricing. That is a skill set and function in and of itself. An example of that is you have a client doing maybe $1 million or $2 million a year with one of the HCP access disease states, and you want to go up to the person who oversees three of those disease states and say, look, for $10 million a year, we’ll do this. And here’s your discount and here’s what we do and here’s how we measure it. And that is—it’s very hard to ask a sales person who’s closing the day-to-day business to go up and find the executive. That’s not an easy thing to do. So, what Steve will do is support the sales team in getting to those conversations, and so that’s not something we were doing at all, really. We had a couple select clients we were trying. This will allow us to do a lot more of that. I think—so I think that answers the first part of your question.

The second part is as we said, we hope to get at least—we wanted three hires this year, so it’s probably additional two sales people hired before September 1, and obviously having come from a couple large organizations with lots of really good commercial people, we expect that to happen between now and August.

10

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Eric Martinuzzi:

Okay. And then last question is on the profitability. You talked about the expecting to be GAAP positive on a quarterly basis with the exception of some potential investments. Is that to mean if we wound up doing M&A, there might be restructuring charges that would take us to a negative GAAP number? Is that what I’m—the implication by that comment?

William Febbo:

You know, I think Doug has said that one before. I think it’s a good catchall. There’s lots of things that could happen. You have deals could happen. There could be some technology we’d want to buy and it would just have to flow through the P&L for some reason. So, I think it’s more of a safeguard than anything, but yes, those are a couple reasons why it could dip down.

Eric Martinuzzi:

Got you. Okay. Good luck with the rest of the year and thanks.

William Febbo:

Thanks, Eric.

Operator:

We’ll take our next question from Ronald Chez, a private investor.

Ronald Chez:

Good afternoon.

William Febbo:

Good afternoon, Ron.

Ronald Chez:

I was wanting to try and wrap this into one question about what appeared to be significant opportunities. Is this, in terms of focus, heaven help us from too many opportunities, or are you able to focus and deliver the way you want to in each of these opportunities—with each of these opportunities?

William Febbo:

Yes. No, good question. So I think we actually were incredibly focused and we have guardrails so that we don’t go crazy. With affordability, we understand it incredibly well. We’ve been growing it like crazy, and we expect to continue to do that. Adherence is new to us, but not to CareSpeak. We now have a sales team that’s been trained on it, and we expect to grow that quite a bit. The two together are incredibly powerful such that now we can look at other partnership revenue. But, this partnership revenue is just enabling what we do. It’s not additional things. It’s using a network which we own, which people have to sort of pay to use, and it allows us to help patients and physicians, which is wonderful. So, to your question, no, I don’t think it’s too many things so it’s you’re going an inch deep and a mile wide. I think we’ve got two sectors to focus on. We want to get the doctors and patients, so two communities, and we’ve got one client set, which is pharma. And as you know, they’re big and they have a big problem with communicating with their client base, so we hope to help them with that.

11

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Ronald Chez:

I know you want to, and you’ve said this don’t want to provide guidance now, and I agree with that significantly. You spoke to visibility as well. Doesn’t the involvement with the hospital systems significantly expand the total addressable market?

William Febbo:

It does. It absolutely does. Keep in mind, most of the prescription volume is on the ambulatory side, but every hospital system we connect to is new to us and new to our client. So, we expect that to help our reach this year. And as we show pharma that and we do pilots in certain hospital systems, we expect they’ll be positively received. And yes, that does help us. I think, as I said in the beginning, I think our TAM just doubled just on affordability and adherence being combined. And, as we get our arms around the actual reach to HCPs and patients as these integrations happen, my guess is it’s going to get even bigger.

Ronald Chez:

I think—last thing, I think you have significant opportunity to build the business. A lot of the steps that you’re taking now will allow for that and better diversification as you spoke to. In the area of any acquisitions, you will be sure to be cautious complementary. Acquisitions don’t dilute too much.

William Febbo:

Absolutely, yes. No, the good thing about everyone on the team being a shareholder is everyone wants the share value to go up. So, we will not be loose in any way with the finance or equity, and feel like we’re in a good spot to find some opportunities.

Ronald Chez:

Appreciate the time, Will.

William Febbo:

Thanks, Ron. Take care.

Operator:

All right. At this time, that concludes our question-and-answer session. I’d now like to turn the call back over the Mr. Febbo. Please go ahead, sir.

William Febbo:

Thanks to everyone for joining the call. If you can take one thing away from this call, just hear our belief in our potential to deliver strong revenue growth, margin improvement and a broader industry profile this year, and it will be impressive. I believe we have a culture dedicated to doing something that makes a difference, that has a positive impact for physicians and patients. When you can do that and grow and be profitable and be very early in that process, we believe that translates to an excellent investment opportunity. So, I look forward to seeing everyone over the next month or so in various cities, and from the whole team, thank you for the attention. We appreciate it. Bye bye.

12

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

Operator:

Ladies and gentlemen, now before we conclude today’s call, I would like to provide the Company’s Safe Harbor statement that includes important cautions regarding forward-looking statements made during today’s call.

Statements made by Management during today’s call may contain forward-looking statements within the definition of Section 27A in the Securities Act of 1933 as amended, and Section 21E at the Securities Act of 1934 as amended. These forward-looking statements should not be used to make an investment decision.

The words anticipate, estimate, expect, possible and seeking and similar expressions identify forward-looking statements, and they speak only to the date that statements was made. Such forward-looking statements in this presentation include statements regarding estimation of total addressable market size, revenue growth, gross margin, operating expenses, profitability, cash flow, technology, investments, growth opportunities, acquisitions, upcoming announcements and the need for raising additional capital. They also include the Management’s expectations for the rest of the year and adoption of the Company’s digital health platform.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise. Forward-looking statements are inherently subject to risk and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from these set forth in are contemplated by underlying forward-looking statements. Risk and uncertainties to which forward-looking statements are subject to could affect business and financial results are included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. This form is available on the Company’s website and on the SEC website at sec.gov.

Before we end today’s conference, I would like to remind everyone that this call will be available for replay starting later this evening and running through May 29. Please refer to today’s press release for dial-in replay instructions, available via the Company’s website at www.optimizerx.com.

Thank you for joining us today. This concludes today’s conference call. You may now disconnect.

13

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com